Exhibit 3.1(b)


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             PRIMECARE SYSTEMS, INC.

PRIMECARE SYSTEMS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: By the unanimous consent of the directors of PRIMECARE SYSTEMS, INC., a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and seeking the approval of the majority of the shareholders of said corporation to adopt such amendment to the Certificate of Incorporation. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Corporation elects to amend its Certificate of Incorporation by changing Paragraph FOURTH thereof to read in its entirety as follows:

         "FOURTH: (a) The aggregate number of shares which the Corporation shall have authority to issue shall be one-hundred-ten-million (110,000,000) shares, divided into one-hundred- million (100,000,000) shares of Common Stock, par value one tenth cent ($.001) per share (hereinafter, the "Common Stock") and ten-million (10,000,000) shares of Preferred Stock, par value one cent ($.01) per share (hereinafter, the "Preferred Stock").

         (b) There may be more than one series of either or both of the Common Stock and/or Preferred Stock; the Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to, or imposed upon, a wholly unissued class of Common Stock and/or a wholly unissued class of Preferred Stock."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice duly given in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

         FORTH: That the capital of the Company shall be increased under or by reason of said amendment.

         IN WITNESS WHEREOF, said PRIMECARE SYSTEMS, INC. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Edward C. Levine, its President, and attested to by Jeffrey P. Nelson, its Secretary, this 31st day of December, 2004.

                                           PRIMECARE SYSTEMS, INC.

                                           By:  /s/ Edward C. Levine
                                               --------------------------------
                                                    Edward C. Levine, President
ATTEST:

By:  /s/ Jeffrey P. Nelson
    ----------------------------
    Jeffrey P. Nelson, Secretary
                                                  (CORPORATE SEAL)